Alfred Ayensu-Ghartey

Vice President and

Associate General Counsel

(212) 314-2777

Alfred.Ayensu-Ghartey@equitable.com

April 23, 2024

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) and Separate Account FP of Equitable Financial (“Separate Account FP”) of the Form S-6 Registration Statement of Equitable Financial and Separate Account FP under the Securities Act of 1933 (File No. 333-17663) and of the Registration Statement of Separate Account FP under the Investment Company Act of 1940 (“1940 Act”) included in the same Form S-6. The Registration Statement covers an indefinite number of units of interest (“Units”) in Separate Account FP.

The Units are purchased with premiums received under individual modified premium variable whole life insurance policies (the “Policies”). As described in the supplement included in the Form S-6 Registration Statement, the Policies are primarily designed to provide for life insurance coverage of the insureds. Although the policies are no longer being offered for sale, Equitable Financial will continue to collect premiums under the Policies. Net premiums received under the Policies are allocated by Equitable Financial to Separate Account FP to the extent directed by owners of the Policies. Net premiums under other Equitable Financial variable life insurance policies will also be allocated to Separate Account FP.

I have examined such corporate records of Equitable Financial and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account FP was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account FP are owned by Equitable Financial; Equitable Financial is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account FP must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Financial.

4. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other contract liabilities with respect to Separate Account FP shall not be chargeable with liabilities arising out of any other business Equitable Financial may conduct and that Equitable Financial reserves the right to transfer assets of Separate Account FP in excess of such reserves and contract liabilities to the general account of Equitable Financial.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey